Exhibit 99.1

Duos Technologies Signs $42M Asset Management Agreement with Fortress for 850MW of Power Generation Assets

Duos to deploy and operate a fleet of mobile gas turbines being acquired by funds managed by affiliates of Fortress Investment Group

JACKSONVILLE, FL / Globe Newswire / November 20, 2024 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), is pleased to announce that its operating subsidiary Duos Energy Corporation has signed a two-year Asset Management Agreement (“AMA”) to deploy and operate a fleet of mobile gas turbines and balance-of-plant inventory (“the portfolio” or “the assets”) that has a combined generation capacity of 850 megawatts.

The AMA has been signed with affiliates of Fortress Investment Group (“Fortress”); funds managed by affiliates of Fortress are acquiring the portfolio from APR Energy. Through the AMA, Duos will oversee the management and deployment of the assets. Duos is already in active discussions regarding deployment to developers of immediate-demand power projects, including US-based data center developers and other international projects.

“This new agreement accelerates the diversification of Duos’s business,” said Chuck Ferry, CEO of Duos Technologies Group. “We are thrilled to partner with Fortress on deployment of the APR Energy assets. With rising demand across the globe for power generation, we see significant opportunity to deploy these high-capacity mobile turbines both in the US and internationally – and they’re available immediately.”

Mobile gas turbines can be particularly valuable for customers needing Behind-the-Meter (BTM) power solutions – as the assets can be deployed in a matter of weeks. This offers a significant advantage over traditional utility power or new generation assets that can incur a 24-month or longer manufacturing timeline.

This agreement accelerates the diversification of Duos’s business as part of its strategy to achieve profitability in FY2025 with the contract value estimated at $42M over the two-year period. Duos recently announced the formation of Duos Energy Corporation to respond to the overwhelming demand for power solutions from Data Center Hyper Scalers and the overlapping synergies between the power and data center industry. Under the leadership of Duos CEO Chuck Ferry, Duos has recruited a senior leadership team with significant technical and project management skillsets. Collectively, the Duos management team has more than 100 years of combined power project experience, which includes installing and operating more than 1GW of fast-track power between 2016 and 2020 across the globe.

“With grid constraints in some markets and rising demand for power, we believe these assets offer an ideal solution for immediately available behind-the-meter power generation,” said Robert Warden, Managing Director at Fortress.

The Fortress – APR Energy transaction will close upon the completion of customary closing conditions and regulatory approval.

To learn more about Duos Energy Corporation, visit: www.duosenergycorp.com

To Learn more about Fortress Investment Group, visit: www.fortress.com

To learn more about Duos Technologies, visit www.duostechnologies.com

# # #

About Duos Energy Corporation

Duos Energy Corporation, a subsidiary of Duos Technologies Group, Inc. (Nasdaq: DUOT), focuses on developing, owning, and operating sustainable energy projects to power Edge Data Centers and critical infrastructure industrial facilities across the United States. Specializing in clean-burning natural gas generation and green technologies, the company offers rapid deployment of dedicated off-grid power plants. With extensive industry experience, Duos Energy is dedicated to providing fast-track, reliable, and eco-friendly energy solutions that support mission-critical operations. For more information, visit www.duosenergycorp.com.

About Fortress Investment Group

Fortress Investment Group LLC is a leading, highly diversified global investment manager. Founded in 1998, Fortress manages $48 billion of assets under management as of June 30, 2024, on behalf of approximately 2,000 institutional clients and private investors worldwide across a range of credit and real estate, private equity and permanent capital investment strategies. For more information, please visit www.fortress.com.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers and power consulting. For more information, visit www.duostech.com, www.duosedge.ai and www.duosenergycorp.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Corporate

Fei Kwong

Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)

+1.904.652.1625

fk@duostech.com
DUOT@duostech.com